As filed with the Securities and Exchange Commission on July 2, 2009.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

AIRTRAN HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Nevada	58-2189551
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9955 AirTran Boulevard, Orlando, Florida 32827, (407) 318-5600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

AIRTRAN HOLDINGS, INC.

LONG TERM INCENTIVE PLAN

(Full title of the Plan)

Richard P. Magurno, Esq.

AirTran Holdings, Inc.

9955 AirTran Boulevard

Orlando, Florida 32827

(407) 318-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

M. Timothy Elder, Esq.

Smith, Gambrell & Russell, LLP

Suite 3100, Promenade II

1230 Peachtree Street, N.E.

Atlanta, Georgia 30309-3592

(404) 815-3500

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Common Stock, par value $.01 per share	6,000,000	$5.61	$33,660,000	$1,878.23

(1)	In addition to 7,500,000 shares previously registered under AirTran Holdings, Inc. Long Term Incentive Plan pursuant to Registration Statement Nos. 333-103209 and 333-127595 on Form S-8 filed with the SEC on February 14, 2003 and August 16, 2005, respectively.
(2)	This Registration Statement shall, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), be deemed to cover such additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions with respect to the shares registered hereunder or under Registration Statement No. 333-103209 or Registration Statement No. 333-127595.
(3)	The price per share for the shares registered hereby is calculated by dividing the proposed maximum aggregate offering price by the number of shares being registered.
(4)	The maximum aggregate offering price is estimated in accordance with Rule 457(c) & (h)(1) under the Securities Act solely for the purpose of calculating the registration fee and is equal to the product resulting from multiplying 6,000,000, the number of additional shares registered by this Registration Statement under the AirTran Holdings, Inc. Long-Term Incentive Plan, by $5.61, the average of the high and low sales prices of the common stock as reported on the New York Stock Exchange on June 26, 2009.

Explanatory Note: Pursuant to Rule 429, this Registration Statement constitutes Post-Effective Amendment No. 2 to Registration Statement No. 333-103209 and Post-Effective Amendment No. 1 to Registration Statement No. 333-127595, a current prospectus for which has been combined with the prospectus under this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

Omitted *

Item 2.	Registrant Information and Employee Plan Annual Information

Omitted *

*	Separately given to participants. Pursuant to the rules for filing a Registration Statement on Form S-8, such information is contained in a document which does not constitute a part of this Registration Statement but which shall, together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, constitute a prospectus under Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation Of Certain Documents By Reference.

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

The following documents filed by us with the SEC are incorporated in this prospectus by reference, provided, however, that we are not incorporating any documents or information deemed, in accordance with SEC rules, to have been furnished rather than filed.

(a) Our Annual Report on Form 10-K for the year ended December 31, 2008 and the information incorporated by reference therein;

(b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

(c) Our Current Report on Form 8-K filed on April 24, 2009;

(d) The description of our common stock set forth in our registration statement filed pursuant to Section 12 of the Exchange Act or any amendment or report filed for the purpose of updating any such description; and

(e) All documents that we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this prospectus and before the date that the offering of securities pursuant to this prospectus is terminated shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.

We will provide, without charge, to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits to the information that is incorporated by reference unless such exhibits are themselves specifically incorporated by reference), as well as the Company’s most recent annual report. To request these documents, please contact us at 9955 AirTran Blvd., Orlando, Florida, 32827, telephone number (407) 318-5600, Attention Investor Relations.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to give you different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus nor should you assume that the information provided by any prospectus supplement is accurate as of any date other than the date on the front of the applicable prospective supplement.

Information included in agreements filed as exhibits to our periodic reports has been included in such filings pursuant to applicable SEC rules and regulations or to provide information regarding the terms of such agreements. Such agreements are not intended to provide any other factual information about us. Such information can be found elsewhere in this prospectus and in our periodic reports. Agreements filed as exhibits to our periodic reports may contain representations and warranties made to us or by us to third parties solely for the purpose of the transaction or transactions described in such agreements and, except as expressly provided in such agreements, no other person was or is an intended third party beneficiary of such agreements or standards of materiality in such agreements or in disclosure schedules thereto. While we do not believe that any disclosure schedules which have not been filed as part of any agreements contain any information which securities laws require us to publicly disclose, other than information that has already been so disclosed, disclosure schedules may contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the filed agreements. Accordingly, you should not rely on the representations and warranties contained in any such agreements as characterizations of the actual state of facts, since they may be modified in important part by the underlying disclosure schedules or by defined standards of materiality for purposes of such agreements. Disclosure schedules to filed agreements may contain information that has been included in our general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties in filed agreements may have changed since the date of the applicable agreement, which subsequent information may or may not be fully reflected in our public disclosures, the disclosures of third parties, or at all.

Item 4.	Description of Securities.

Not applicable, the class of securities offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Company’s articles of incorporation provide that directors of the Company will not be personally liable for monetary damages to the Company for certain breaches of fiduciary duty as directors to the fullest extent allowable by Nevada law. Under Nevada law, subject to specified exceptions, or unless the articles of incorporation provide for greater individual liability, a director or officer is not individually liable to the Company or its stockholders or creditors for any act or failure to act in his capacity as a director or officer unless it is proven that (A) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (B) his breach of those duties involved intentional misconduct, fraud, or a knowing violation of law. Under current Nevada law, directors and officers would remain liable for: (1) acts or omissions which constitute a breach of fiduciary and which involve intentional misconduct, fraud or a knowing violation of law, and (2) approval of certain illegal dividends or redemptions. In appropriate circumstances, equitable remedies or non-monetary relief, such as an injunction, may remain available to a stockholder seeking redress from any such violation.

The Company also has the obligation, pursuant to Article Nine of the Company’s bylaws, to indemnify any officer or director of the Company for all expenses actually and reasonably incurred by them in connection with any legal action brought or threatened against such person for or on account of any action or omission alleged to have been committed because such person was an officer or director, if the person acted in good faith and in a manner which the person believed to be in, or believed was not opposed to, the best interests of the Company and, with respect to criminal actions, such person had no reasonable cause to believe his conduct was unlawful; provided that such indemnification shall not be made if a final adjudication establishes such person’s acts or omissions involved intentional misconduct, fraud, or a knowing violation of law and was material to the cause of action.

Accordingly, in certain circumstances, under Nevada law and the Company’s bylaws, an officer or director may be entitled to indemnification for: (1) breaches of fiduciary which involve a breach of the duty of loyalty, or (2) breaches of fiduciary duty which objectively may not be in good faith, depending on the officer or director’s subjective belief, and (3) breaches of fiduciary duty which may involve an undisclosed related party transaction.

The Company maintains officers’ and directors’ liability insurance, which insures against liabilities that officers and directors of the Company and its subsidiaries may incur in such capacities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
5.1	Opinion of Smith, Gambrell & Russell, LLP

23.1	Consent of Smith, Gambrell & Russell, LLP, included in Exhibit 5.1

23.2	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm

24.1	Powers of Attorney (included on the signature pages of this registration statement)

99.1	AirTran Holdings, Inc. Long Term Incentive Plan

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply so long as this registration statement is on Form S-8 so long as the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Orlando, State of Florida, on July 2, 2009.

AIRTRAN HOLDINGS, INC.

By:	/s/ Robert L. Fornaro
Robert L. Fornaro
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert L. Fornaro and Richard P. Magurno, his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or their substitute or resubstitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Robert L. Fornaro	July 2, 2009
Robert L. Fornaro
Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ Arne Haak	July 2, 2009
Arne Haak
Senior Vice President of Finance, Treasurer and Chief Financial Officer
(Principal Accounting and Financial Officer)

/s/ J. Veronica Biggins	July 2, 2009
J. Veronica Biggins
Director

/s/ Don L. Chapman	July 2, 2009
Don L. Chapman
Director

/s/ Geoffrey T. Crowley	July 2, 2009
Geoffrey T. Crowley
Director

/s/ Peter D’Aloia	July 2, 2009
Peter D’Aloia
Director

/s/ Jere A. Drummond	July 2, 2009
Jere A. Drummond
Director

/s/ John F. Fiedler	July 2, 2009
John F. Fiedler
Director

/s/ Michael P. Jackson	July 2, 2009
Michael P. Jackson
Director

/s/ Lewis H. Jordan	July 2, 2009
Lewis H. Jordan
Director

/s/ Alexis P. Michas	July 2, 2009
Alexis P. Michas
Director

INDEX TO EXHIBITS

Exhibit Number	Description	Sequentially Numbered Page
5.1	Opinion of Smith, Gambrell & Russell, LLP

23.1	Consent of Smith, Gambrell & Russell, LLP included in Exhibit 5.1

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Powers of Attorney (included on the signature page of this registration statement)

99.1	AirTran Holdings, Inc. Long Term Incentive Plan